Exhibit 10.26

                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT, entered into on September 9, 1996 (the "Signing Date") to be effective as of June 5, 1995 (the "Effective Date"), between DOCTORS HEALTH SYSTEM, INC., a Maryland corporation (the "Company"), and THERESA SPOLETI (the "Executive").

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                                   BACKGROUND
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                  The Company is engaged, directly or through service contracts with others, in the business of (i) negotiating contracts to provide health care services and products, (ii) managing health care providers and (iii) providing health care services and products (the "Business").

                  The Executive is experienced in designing and implementing globally capitated health care products and serving in a leadership capacity in the administration of health care management.

                  The Company desires to hire Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement.

                  1.       EMPLOYMENT, DUTIES AND ACCEPTANCE.

                           1.1      EMPLOYMENT.

                                    (a) On the Effective Date, the Company shall
employ the Executive as its Vice President of Managed Care Products and Services. In such capacity, the Executive shall report directly to and be subject to the supervision and direction of the President and Chief Executive Officer of the Company (the "CEO"). The Executive shall have overall responsibility and authority for development and implementation of the managed care products and services (including network Independent Physician Associations) offered by the Company. The Executive shall perform her duties faithfully and to the best of her abilities.

                                    (b) The Executive shall, subject to SECTION
1.1(c) hereof, devote her full working time and creative energies to the performance of her duties hereunder and will at all times devote such additional time and efforts as are reasonably sufficient for fulfilling the significant responsibilities entrusted to her. So

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long as such activities, in the aggregate, do not interfere with the performance by the Executive of her duties hereunder: (i) the Executive shall be permitted a reasonable amount of time to supervise her personal, passive, investments;
(ii) the Executive shall be permitted a reasonable amount of time to participate (as board member, officer or volunteer) in civic, political and charitable activities; and (iii) the Executive shall be permitted to deliver lectures to and teach at educational institutions and business organizations.

                              1.2 PLACE OF EMPLOYMENT. The Executive's principal
place of employment shall be in the Baltimore, Maryland metropolitan area, subject to such travel as may be reasonably required by her employment pursuant to the terms hereof. The Executive shall not be required to relocate outside of the Baltimore, Maryland metropolitan area during the Term unless the Company provides relocation benefits.

                  2. TERM OF EMPLOYMENT. The term of the Executive's employment under this Agreement (the "Term") shall commence on the Effective Date and shall end on June 4, 1998, unless sooner terminated, or extended, as herein provided. Not later than April 1, 1998 (and each April 1 of each calendar year during any Extension Period (defined below)), the Company and the Executive shall enter into good faith negotiations to determine whether and on what terms to extend or renew this Agreement beyond June 4 of such calendar year. If by February 1, 1998 (and February 1 of any calendar year occurring during an Extension Period) either party gives written notice to the other of its desire to terminate this Agreement as of June 4, then this Agreement shall so terminate, and the Executive shall be permitted a reasonable amount of time during the balance of the Term within which to explore alternative employment opportunities. If no such written notice to terminate is given by either party by February 1, 1998 (or by February 1 of any calendar year occurring during an Extension Period), then the Term shall, without further act or deed, automatically be extended upon the same terms and conditions as previously in effect, for an additional 12 month period, commencing on June 5 of the applicable calendar year and ending on June 4 of the immediately following calendar year. Each such 12 month extension during the Term is referred to herein as an "Extension Period", and shall constitute a part of the Term of this Agreement for all purposes, including the provisions regarding extensions contained in this SECTION 2.

                  3.       COMPENSATION.

                              3.1 SALARY. As compensation for all services to be
rendered pursuant to this Agreement, the Company shall pay to the Executive, during the Term, a "Base Salary" (as defined in this SECTION 3.1) less such deductions as shall be required to be withheld by applicable laws and regulations. The "BASE SALARY" shall be a salary of $110,000 per annum from the Effective Date to June 4, 1996 and $140,000 from June 5, 1996 to the end of the Term. The Base Salary shall accrue from and after


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the Effective Date, and shall be payable during the Term, in arrears in equal bi-weekly installments.

                              3.2 BONUS POOL.

                                    (a) Beginning with the calendar year 1996,
the Company shall establish for the benefit of the Executive and certain other Company employees a "Bonus Pool" with respect to each calendar year, or portion thereof, that occurs during the Term (each a "Bonus Year").

                                    (b) During the Term, except as otherwise
provided herein, the Executive shall be entitled to participate in the Bonus Pool to the extent determined by the CEO; provided, however, that the bonus award which the Executive shall receive for the first Bonus Year shall be an amount determined with reference to performance criteria set forth in a letter agreement between the Executive and the Corporation. However, in no event shall the Bonus exceed 25% of the Base Salary. All amounts allocated to the Executive pursuant to this SECTION 3.2 shall become payable to the Executive and are hereinafter collectively referred to as the "Bonus". The amount of the Executive's Bonus for each Bonus Year, if any, shall be determined by the first day of March, and paid by the fifteenth day of March, next following the Bonus Year for which the Bonus is payable.

                              3.3 STOCK OPTIONS.

                                    (a) Upon the adoption by the Company of an
Omnibus Stock Option Plan or other stock benefit plan (the "Plan") which affords to key employees of the Company the opportunity to participate in the Company's growth through stock ownership, the Company will grant to the Executive options (the "Options") to purchase 10,000 shares of the Company's Class A Common Stock (the "Initial Option Shares"). Additional Option Shares may be granted to the Executive as described below.

                                    (b) Notwithstanding anything herein to the
contrary, the date of grant (the "Grant Date") of such Options shall be coincident with the date of adoption of the Plan by the Company, and the exercise price of such Options shall be determined, as described in greater detail below, with respect to the fair market value of the Option Shares as of the Grant Date. As soon as practicable after the Executive is notified by the Company of such fair market value, but in no event later than three (3) days following such notification, the Executive shall inform the Company in writing of the Executive's election to receive "Qualified Incentive Stock Options" issued under the Plan, or to receive "Non-Qualified Stock Options", whether under the Plan or otherwise, or some combination of the two as the Executive and the CEO may reasonably agree.


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                                    (c) Additional Options (the "Additional
Options") may be issued to you pursuant to the Company's Omnibus Stock Option Plan from time to time as determined by the CEO. The grant of any Additional Options shall be subject to and based upon the broad criteria described in paragraph 3.3(d) of this Agreement and the Additional Options shall have the effect of providing you the opportunity to own 50 percent of an assumed fully diluted physician ownership position in the Company (approximately 50 percent of
 .758 percent of the outstanding Common Stock of all classes of the Company). The Additional Options will be granted upon the successful inauguration of one or more of the Company's globally capitated products. The Executive will be deemed to have satisfied this requirement when any physician groups associated with the Company have any patients (subscribers) directly or indirectly enrolled in capitation services for the Company providing primary, specialty, ancillary, acute and subacute care.

                                    (d) All of the Executive's Options shall be
exercisable for a period of ten (10) years from the date they are granted to the Executive. All shares issued to the Executive pursuant to the exercise of the Options granted under this SECTION 3.3 shall be subject to the vesting and forfeiture provisions set forth in this SECTION 3.3. Two-fifths of the Initial Option Shares shall vest upon the first anniversary of the Effective Date. The remaining Initial Option Shares shall vest equally during each month from June 5, 1997 to June 4, 2001, so long as the Executive remains employed with the Company. The Additional Options shall be granted after June 4, 1996 if the capitation requirements described in SECTION 3.3(c) have been satisfied. The Additional Options shall vest over a period of five years from the grant date in equal annual installments on each anniversary of the grant date. Except as otherwise set forth herein, the Executive shall not be entitled to transfer any Options, or shares that are subject to forfeiture, until such share has vested in the Executive. Notwithstanding the foregoing, all Options shall, at the Executive's election, immediately become exercisable, and all shares shall, notwithstanding anything to the contrary herein, vest in the Executive and no longer be subject to restriction or forfeiture, upon occurrence of any initial public offering of Company securities, a liquidating distribution of the Company, a combination, consolidation or merger where the Company is not the survivor, any sale or issuance of Company securities that places a majority of the voting power of shares in the control of persons or entities not having such control on the date hereof, or any sale, exchange or other disposition of all or substantially all of the Company's assets (each a "Change in Control").

                                    (e) The Initial Option Shares and the
Additional Options shall have an exercise price per share equal to (i) in the case of "Qualified Incentive Stock Options", the fair market value of a share of the Company's Class A Common Stock as of the Grant Date, as determined by the Company in good faith, and (ii) in the case of "Non-Qualified Stock Options", an amount determined by the CEO and the Plan's Committee. The payment of any exercise price for Options granted to the


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Executive hereunder may be made by the Executive in cash or, if the Executive so requests in writing, by delivery to the Company of a full-recourse promissory note of the Executive secured by the shares received upon exercise of the Options. Any such promissory note shall have a term of ten years, shall accrue (but not be payable until due) interest at the "applicable Federal rate" for income tax purposes, and shall be subject to mandatory prepayment by the Executive upon any disposition of shares for cash upon exercise of any Options or upon any termination of the Executive's employment pursuant to SECTION
4.3(a).

                                    (f) All Options granted hereunder may be
exercised in whole or in part, and, except as otherwise set forth herein, in any combination of Qualified Incentive Stock Options and Non-Qualified Stock Options, as the Executive may elect to exercise.

                                    (g) The Executive agrees to and shall
execute a stockholder's agreement restricting her ability to transfer shares of the Company's Class A Common Stock, or any other shares of the Company's stock which the Executive may own or in which the Executive may have an interest, in form substantially similar to the stockholders agreement attached hereto as APPENDIX A (the "Stockholder's Agreement").

                                    (h) Nothing in this SECTION 3.3 shall
adversely effect the Executive's right to participate, together with other key employees of the Company, in any future grants of options, stock or other equity related vehicles by the Company pursuant to the Plan as in effect from time to time. All such future grants shall be subject to the terms of the Plan as in effect at the time of grant.

                              3.4 WITHHOLDING. The Company is authorized to
withhold from the amount of any Salary, Bonuses, and any other things of value paid to or for the benefit of the Executive, all sums authorized by the Executive or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

                              3.5 PARTICIPATION IN EXECUTIVE BENEFIT PLANS. The
Executive shall be permitted during the Term, if and to the extent legally eligible, to participate in any group life, health, hospitalization or disability insurance plan, health program, automobile allowance, pension plan or similar benefit plan of the Company which may be available to other comparable executives or professional employees, including physicians, of the Company generally on the same terms as such other executives. All group life, health, hospitalization and disability plan or policy premiums applicable to participation in such plans or policies by the Executive and her spouse and children (subject to reasonable policy and plan limitations) shall be paid by the Company.


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                              3.6 VACATION. The Executive will receive four (4)
weeks vacation per year, to be scheduled and taken at the Executive's option at such times as her duties may permit. Should the Company's policy provide for more vacation to comparable executives the Executive will be accorded such higher vacation. Unused vacation time shall not be cumulated or carried over nor shall the Executive receive any compensation for unused vacation time.

                              3.7 EXPENSES. Subject to such policies as may from
time to time be established by the Board, the Company shall pay or reimburse the Executive for all ordinary, necessary and reasonable expenses approved by the CEO in advance (including, without limitation, travel, meetings, dues, subscriptions, fees, educational expenses, mobile telephones, professional insurance, and the like) actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement (including, without limitation, expenses incident to attendance at board or management meetings of the Company, or its Subsidiaries or Affiliates). The Executive shall present expense statements or vouchers or such other supporting information as the Board may require prior to payment for such expenses.

                              3.8 SIGNING BONUS. The parties acknowledge and
confirm that the Company has paid the Executive a signing bonus in consideration of the termination of her employment with another employer prior to the Effective Date and the loss of an incentive bonus made available by such employer.

                  4. TERMINATION.

                              4.1 TERMINATION UPON DEATH. If the Executive dies
during the Term, the Executive's employment shall terminate as of the date of death of the Executive.

                              4.2 TERMINATION UPON DISABILITY. Notwithstanding
any other provision of this Agreement, if during the Term the Executive becomes physically, mentally or emotionally disabled, whether totally or partially, as determined by an independent qualified physician, so that the Executive is, in the good faith determination of the Board, substantially unable to perform her services hereunder for (i) a period of three consecutive months, or (ii) shorter periods aggregating three months during any twelve month period, the Company may at any time after the last day of the three consecutive months of disability or on the last day of the shorter period aggregating three months of disability, by written notice to the Executive, terminate the Executive's employment hereunder as of the date such written notice becomes effective.

                              4.3 TERMINATION AT ELECTION OF COMPANY.


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                                    (a) Notwithstanding any other provision of
this Agreement, the Company may terminate the Executive's employment hereunder at any time upon: (i) the continued failure or refusal by, or manifest inability of, the Executive to perform her duties after reasonable prior notice to the Executive; (ii) the Executive engaging in any acts or omissions involving dishonesty or acts or omissions that demonstrate a lack of integrity; (iii) the conviction of the Executive of a felony; (iv) the Executive engaging in acts or omissions that demonstrably and materially injure the business and affairs of the Company, monetarily or otherwise; and/or (v) any knowing material misrepresentation made by the Executive to the Company or any material breach by the Executive of her obligations hereunder.

                                    (b) In addition to the Company's right to
terminate the Executive's employment pursuant to SECTION 4.3(a), and notwithstanding any other provision of this Agreement, the Company may, for any or for no reason, terminate the Executive's employment upon 60 days prior written notice to the Executive.

                              4.4 TERMINATION BY THE EXECUTIVE.

                                    (a) Provided that the Executive has
delivered to the Company at least sixty (60) days prior written notice setting forth in reasonable detail any alleged material breach by the Company of this Agreement or acts or omissions engaged in by the Company constituting "constructive termination" of the Executive's employment with the Company, which breach, acts or omissions have not been cured by the Company as of the end of such period to the reasonable satisfaction of the Executive, then, notwithstanding any other provision of this Agreement, the Executive shall be entitled to terminate her employment for such reasons, effective immediately upon the delivery by the Executive to the Company of a notice to the effect that such breach, acts or omissions have not been cured to the reasonable satisfaction of the Executive; provided, however, that if such constructive termination is caused by the Executive's incapacity or inability to serve due to a disability of the type described in SECTION 4.2 above and the Company elects to terminate the Executive pursuant to the provisions of SECTION 4.2, the Executive shall, for purposes of this Agreement, be deemed to have been terminated pursuant to the provisions of SECTION 4.2 and not of this SECTION 4.4.

                                    (b) For purposes of this SECTION 4.4,
"constructive termination" shall be limited to those circumstances where (i) the Company creates working conditions that a reasonable person in the Executive's position would consider unreasonable or intolerable which is not remedied by the Company within sixty (60) days after notice thereof given by the Executive; and
(ii) such working conditions are not generally applicable to other executives of the Company.


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                              4.5 COMPENSATION AND BENEFITS FOLLOWING
                                  TERMINATION OF EMPLOYMENT.

                                    (a) In the event of termination of the
Executive's employment for any reason other than a termination pursuant to
SECTION 4.3(b) (termination by the Company) or SECTION 4.4 (or a termination caused merely by the expiration of the Term): (i) all compensation and other benefits payable or provided hereunder shall cease as of the date of termination; (ii) Base Salary (if any) then payable or accrued through the date of termination; (iii) all accrued benefits (if any) then payable to the Executive pursuant to the terms of any plans or arrangements referred to in
SECTION 3.5 shall be paid to the Executive (or to her heirs, legatees and/or legal representatives) through the date of termination; and (iv) except in the event of termination due to death (SECTION 4.1) or Disability (SECTION 4.2), any Options that remain unexcercised and any shares of stock that remain unvested pursuant to SECTION 3.3 shall immediately be forfeited to the Company. In the event of termination due to death (SECTION 4.1) or Disability (SECTION 4.2), any Options that remain unexcercised and any shares of stock that remain unvested pursuant to SECTION 3.3 shall immediately be excercisable by the Executive (or her heirs, legatees and/or legal representatives), and fully vested in the Executive, and upon issuance all such shares shall be subject to the Company's Stockholders Agreement then in effect.

                                    (b) In the event of termination of the
Executive's employment pursuant to SECTION 4.3(b) or SECTION 4.4 (each a "WRONGFUL TERMINATION"), the Executive (or, in the event of the Executive's subsequent death or disability, her heirs, legatees and/or legal representatives) shall receive (i) all accrued Base Salary and benefits (if any) then payable to the Executive pursuant to the terms of any plans or arrangements referred to in SECTION 3.5; (ii) as liquidated damages, an amount equal to the Base Salary which the Executive would have earned through the end of the contractual employment term then in effect in equal monthly installments or, at the election, of the Company in a lump sum; and (iii) subject to the provisions of the Company's Amended and Restated Articles (as in effect on the date hereof), the Company's By-laws (as in effect on the date hereof), the Stockholder's Agreement, and, if issued under a Plan, any Plan then in effect, any Options that remain unexcercised and any shares of stock that remain unvested pursuant to SECTION 3.3 shall immediately (and thereafter) be fully excercisable and vest in the Executive and no longer be subject to forfeiture. Any amounts then outstanding under any Promissory Note referred to in SECTION
3.3 above shall remain due and payable to the Company in accordance with the terms of such Promissory Note.

                  5. CERTAIN COVENANTS OF THE EXECUTIVE.

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                              5.1 NECESSITY FOR COVENANTS. The Executive
acknowledges that (i) the Company, its Subsidiaries and its Affiliates (as defined in SECTION 5.2) are engaged in the business, directly or through service contracts with others, of providing primary and specialized medical and related health care services and related products (the "Company Business"), and will in the future be engaged in the Company Business; (ii) her employment pursuant to this Agreement will give her access to customers and suppliers of, and trade secrets of and confidential information concerning, the Company, its Subsidiaries and its Affiliates; and (iii) the agreements and covenants contained in this SECTION 5 are essential to protect the business and goodwill of the Company, its Subsidiaries and its Affiliates. The Executive confirms to the Company that she was not subject to any non-competition or contractual confidentiality agreements in effect prior to the Effective Date which would prevent the Executive's employment by the Company under the terms and conditions set forth herein. In order to induce the Company to enter into this Agreement and pay the compensation and other benefits at the levels requested by the Executive, the Executive enters into the following covenants:

                              5.2 DEFINITIONS.

                                    (a) For purposes of SECTIONS 5.3 through 5.8
only, the term "Company" shall include the Company and all of the Company's Subsidiaries and Affiliates.

                                    (b) "Provider" shall mean any health care
service provider or Affiliate thereof to whom the Company provided management or other services.

                                    (c) "Payor" means any insurer, employer,
health maintenance organization, preferred provider organization, health benefit plan or other entity or organization to which, or to whose members, insured's, employees, enrollees, beneficiaries or other persons affiliated with it (collectively "Beneficiaries"), the Company provides services or products.

                                    (d) "Service Area" means the geographic area
in which the Company provides health care services and in which the Beneficiaries of those services generally reside, which shall include all areas within a 25 mile radius of the site of any Provider's office.

                                    (e) "Subsidiary" means any person or entity
in which the Company owns, beneficially or otherwise, an equity interest of more than 50%.

                                    (f) "Affiliate" means a Subsidiary of the
Company; a person or entity which is owned, controlled, or operated by the Company; any person


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owning an equity interest in the Company; any person who has appointed the
Company as its exclusive agent for the provision of professional services and the collection of revenues therefrom; and any partner, member, employee, owner or agent of any Affiliate and any person or entity which is under common ownership, control or operation with the specified person or entity.

                              5.3 RESTRICTIONS. During the Term and, unless the
Executive's employment is terminated other than pursuant to SECTIONS 4.3(b) or
4.4 hereof, for a period of twelve (12) months after the Executive's employment hereunder is terminated (the "Termination Date") (the "Restricted Period"), the Executive shall not, directly or indirectly, for her self or on behalf of any other person, firm, corporation or other entity, whether as a principal, agent, employee, stockholder, partner, officer, member, director, sole proprietor, or otherwise:

                                    (a) call upon or solicit any Provider for
the purpose of persuading the Provider to engage the Executive or any other person, firm, corporation or other entity to provide services which are the same or similar to those the Company provided to the Provider;

                                    (b) call upon or solicit any Payor for the
purpose of persuading the Payor to engage any person or entity other that the Company to provide health care services to the Payor with respect to any of its Beneficiaries in the Service Area;

                                    (c) solicit, participate in or promote the
solicitation of any person who was employed by the Company or a Provider at any time during the twelve (12) months preceding the Termination Date to leave the employ of the Company, or hire or engage any of those persons;

                                    (d) make any disparaging remarks about the
Company's business, services or personnel;

                                    (e) interfere in any way with the Company's
business, prospects or personnel; or

                                    (f) become affiliated with or, subject to
SECTION 5.16 hereof, render services to any person engaged in any business that competes with the Company Business within the Service Area, directly or indirectly, in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee or consultant; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities which are publicly traded if the Executive (a) is not a controlling person of, or a member of a group which


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controls, the issuer and (b) does not, directly or indirectly, own 5% or more of any class of securities of the issuer.

                              5.4 TRADE SECRETS AND CONFIDENTIAL INFORMATION

                                    5.4.1 TRADE SECRETS DEFINED. The term "Trade
Secrets," as used in this Agreement, includes, without limitation, (i) all information concerning billing practices and procedures of the Company, (ii) the rates and amounts that the Company pays to its personnel, (iii) information about the Company's contracts with insurers, health maintenance organizations, employers, and other payors, (iv) all formulae, compilations, programs, devices, lists, methods, techniques or processes of the Company, and (v) all other information of the Company that would be deemed to be "trade secrets" within the meaning of the Maryland Uniform Trade Secrets Act (the "Act").

                                    5.4.2 CONFIDENTIAL INFORMATION DEFINED. Any
other information not qualifying as a Trade Secret, but relating to the business of the Company which is disclosed by the Company to the Executive, or is discovered by the Executive in the course of employment, is Confidential Information.

                                    5.4.3 DUTY TO MAINTAIN SECRECY AND
CONFIDENTIALITY. During the Period of the Executive's employment with the Company, the Executive shall maintain the secrecy and confidentiality of the Trade Secrets and the Confidential Information and shall not (i) divulge, furnish or make accessible to anyone or in any way or use, for her own benefit or for the benefit of any other individual firm or entity (other than in the ordinary course of the Company's business), any Trade Secret or Confidential Information; (ii) take or permit any action to be taken which would reduce the value of the Trade Secrets or Confidential information to the Company; or
(iii) otherwise misappropriate or suffer the misappropriation of the Trade Secrets or the Confidential information, within the meaning of the Act. After Termination Date, Executive shall continue to maintain the secrecy and confidentiality of such information, but only to the extent that the Executive is prohibited from directly or indirectly competing with Company pursuant to the provisions of SECTION 5.3.

                                    5.4.4 INFORMATION WHICH IS PUBLICLY KNOWN.
Notwithstanding anything herein to the contrary, the obligations of secrecy and confidentiality set forth herein shall not apply to any information which is now generally publicly known or which subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by the Executive, or which is required by law or order of any court to be disclosed.

                              5.5 PROPERTY OF THE COMPANY. All memoranda, notes,
lists, records and other documents or papers (and all copies thereof), including but not


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limited to, such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Executive, or made available to the Executive concerning the Company Business, are and shall be the property of the Company and shall be delivered to the Company promptly upon the termination of the Executive's employment with the Company or at any other time on request; provided however, that the Executive may inspect during normal business hours such records as shall be necessary for the purpose of assisting the Executive to file, or prepare for an audit of, her personal income tax returns.

                              5.6 EXECUTIVE'S IDEAS, ETC. All inventions,
prototypes, discoveries, improvements, innovations and the like ("Inventions") and all works of original authorship or images that are fixed in any tangible medium of expression and all copies thereof ("Works") which are designed, created or developed by Executive, solely or in conjunction with others, in the course of performance of the Executive's duties which relate to the Company Business, shall be made or conceived for the exclusive benefit of and shall be the exclusive property of the Company. The Executive shall immediately notify the Company upon the design, creation or development of all Inventions and Works. At any time thereafter, the Executive, at the request and expense of the Company, shall execute and deliver to the Company all documents or instruments which may be necessary to secure or perfect the Company's title to or interest in the Inventions and Works, including but not limited to applications for letters of patent, and extensions, continuations or reissues thereof, applications for copyrights and documents or instruments of assignment or transfer. All Works are agreed and stipulated to be "works made for hire," as that term is used and understood within the Copyright Act of 1976, as amended. To the extent any Works are not deemed to be works made for hire as defined above, and to the extent that title to or ownership of any Invention or Work and all other rights therein are not otherwise vested exclusively in the Company, the Executive shall, without further consideration but at the expense of the Company, assign and transfer to the Company the Executive's entire right, title and interest (including copyrights and patents) in or to those Inventions and Works.

                              5.7 RIGHTS AND REMEDIES UPON BREACH. If the
Executive breaches, or threatens to commit a breach of, any of the provisions of SECTIONS 5.1 through 5.6 (the "Restrictive Covenants"), the Company shall, in addition to its right immediately to terminate this Agreement, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the Company or its Affiliates and that money damages may not provide adequate remedy to the Company.


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                              5.8 COVENANTS CURRENTLY BINDING EXECUTIVE. The
Executive warrants that her employment by the Company will not (a) violate any non-disclosure agreements, covenants against competition, or other restrictive covenants made by the Executive to or for the benefit of any previous employer or partner, or (b) violate or constitute a breach or default under, any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, lease, license or permit to which the Executive is a party or by which the Executive is bound.

                              5.9 LITIGATION. There is no litigation, proceeding
or investigation of any nature (either civil or criminal) which is pending or, to the best of the Executive's knowledge, threatened against or affecting the Executive or which would adversely affect her ability to substantially perform the duties herein.

                              5.10 REVIEW. The Executive has received or been
given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of the Executive's choosing.

                              5.11 SEVERABILITY OF COVENANTS. The Executive
acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                              5.12 BLUE-PENCILING. If any court determines that
any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

                              5.13 ENFORCEABILITY IN JURISDICTIONS. The parties
intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more of such jurisdictions hold any Restrictive Covenant unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions, such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

                              5.14 EXTENSION. If the Executive violates any
Restrictive Covenant, the Company shall not be deprived of the full benefit of the period of the covenant. Accordingly, the duration of that covenant shall be extended by the period of any violation of that covenant.

                              5.15 REMEDIES. The Company shall be entitled to
injunctive or other equitable relief because it will be caused irreparable injury and damage by a breach of the provisions of any of the Restrictive Covenants. The right to injunctive relief shall include the right to both preliminary and permanent injunctions. The Company shall not be required to post a bond or other similar assurance if it brings an action to enforce the provisions of any of the Restrictive Covenants. The Company's right to equitable relief shall not preclude any other rights or remedies which the Company may have, all of which rights and remedies are cumulative.

                  6. DISPUTE RESOLUTION.

                              6.1 COSTS OF LITIGATION. If either party files
suit or brings an arbitration proceeding to enforce its rights under this Agreement, the prevailing party shall be entitled to recover from the other party all expenses incurred by it in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and reasonable attorney's fees.

                              6.2 CONSENT TO JURISDICTION. The parties submit to
the jurisdiction and venue of the courts of the State of Maryland.

                              6.3 NO JURY TRIAL. NEITHER PARTY SHALL ELECT A
TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                              6.4 ARBITRATION. Any dispute between the Company
and the Executive concerning any part of this Agreement may, if all parties to such dispute expressly agree in writing, be resolved pursuant to the procedure set forth in Schedule 6.4.

                  7. OTHER PROVISIONS.

                              7.1 NOTICES. Any notice or other communication
required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, four days after the date of mailing, as follows:

                                    (i) if to the Company, to:

                                        Doctors Health System, Inc.
                                        10451 Mill Run Circle
                                        10th Floor
                                        Owings Mills, Maryland 21117

                                        Attention: President and CEO

                                        with copies to:

                                        Doctors Health System, Inc.
                                        10451 Mill Run Circle
                                        10th Floor
                                        Owings Mills, Maryland

                                        Attention: Corporate Counsel

                                   (ii) if to the Executive, to:

                                        Theresa Spoleti
                                        1501 Heather Hill Lane
                                        Hunt Valley, Maryland 21030


                  Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

                              7.2 ENTIRE AGREEMENT. This Agreement contains the
entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto, including the Prior Agreement.

                              7.3 WAIVERS AND AMENDMENTS. This Agreement may be
amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and a duly authorized officer of the Company (each, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                              7.4 GOVERNING LAW. This Agreement has been
negotiated and is to be performed in the State of Maryland, and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State.

                              7.5 COUNTERPARTS. This Agreement may be executed
in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                              7.6 CONFIDENTIALITY. Neither party shall disclose
the contents of this Agreement or of any other agreement they have simultaneously entered into to any person, firm or entity, except the agents or representatives of the parties, or except as required by law.

                              7.7 WORD FORMS. Whenever used herein, the singular
shall include the plural and the plural shall include the singular. The use of any gender, tense or conjugation shall include all genders, tenses and conjugations.

                              7.8 HEADINGS. The Section headings have been
included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

                              7.9 BINDING EFFECT AND BENEFIT. This Agreement
shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives. Neither the Executive nor the Company may assign this Agreement without the prior written consent of the other.

                              7.10 SEPARABILITY. The covenants contained in this
Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

                              7.11 CONSENT OR APPROVAL. Whenever under the terms
of this Agreement the approval or consent of the Company is required or the Company must make any determination, the Company, unless this Agreement specifically requires otherwise, may not unreasonably withhold or delay that consent or approval.

                              7.12 BACKGROUND. The Background is a part of this
Agreement.


                            [SIGNATURES ON NEXT PAGE]

                  IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement or caused it to be executed and attested by their duly authorized officers as a document under seal on the day and year first above written.

ATTEST/WITNESS:                               DOCTORS HEALTH SYSTEM, INC.



_____________________________                 By:_______________________(SEAL)
                                                 Stewart B. Gold, President


                                              EXECUTIVE:



_____________________________                 _________________________(SEAL)
                                              Theresa Spoleti

                                  SCHEDULE 6.4

                              ARBITRATION PROCEDURE

1.       INSTITUTION OF ARBITRATION PROCEEDING.

         1.1. Any party to this Agreement (an "Initiating Party") may initiate an arbitration proceeding (the "Proceeding") to resolve a dispute subject to resolution under this Schedule (a "Dispute") by giving written notice (the "Dispute Notice") to the other party (the "Responding Party") to such Dispute. The Dispute Notice shall describe the substance of the Dispute with sufficient specificity to give the Responding Party adequate notice of its nature. Unless otherwise specified, time periods specified in this Schedule 6.4 shall be calculated from the date of the Dispute Notice (the "Commencement Date").

2.       SELECTION OF ARBITRAL PANEL.

         2.1. The Arbitral Panel (the "Panel") shall consist of three arbitrators, two of whom (the "Party Designated Arbitrators") shall be selected by the parties pursuant to SECTION 2.2 hereof. The third arbitrator shall be a "Neutral Arbitrator" selected by the Party Designated Arbitrators pursuant to
SECTION 2.3 hereof.

         2.2. The Initiating Party shall designate its Party Designated Arbitrator in the Dispute Notice. Within fifteen days of the Commencement Date, the Responding Party shall designate its Party Designated Arbitrator.

         2.3. Within forty-five days of the Commencement Date, the two Party Designated Arbitrators shall agree upon and appoint a Neutral Arbitrator who shall be an accountant and a partner in an international, "Big Six" accounting firm.

         2.4. Each party agrees promptly to disclose to the other party any circumstances known to it which would cause reasonable doubt regarding the impartiality of an individual under consideration or appointed as the Neutral Arbitrator and any such individual shall also promptly disclose to the parties any such circumstances.

         2.5. During the process of selecting the Neutral Arbitrator and thereafter during the course of this Proceeding, ex parte communications with the Neutral Arbitrator or any individual under consideration as the Neutral Arbitrator are prohibited and shall be disclosed by the party making any ex parte communication, the Neutral Arbitrator or any individual under consideration as a Neutral Arbitrator immediately upon discovery.

3.       PRE-HEARING PROCEDURES.

         3.1. Within fifteen days of the appointment of the Neutral Arbitrator, the Panel may convene a Pre-Hearing Conference to, inter alia, familiarize the Neutral Arbitrator with the nature of the Dispute between the Parties, determine the need for and the nature of discovery and establish a procedural schedule for the further conduct of the Proceeding.

4.       DISCOVERY.

         4.1. Discovery, appropriately limited by the nature of the Dispute, is expressly contemplated and permitted. However, the Parties acknowledge and agree that one of the benefits of resolving Disputes through arbitration is the opportunity reasonably to limit discovery. The Parties further agree that they will endeavor to agree upon procedures and a schedule for discovery that will result in a prompt and fair hearing under these procedures.

         4.2. Discovery requests and responses need not be served upon the Panel but the Panel shall promptly convene upon motion of either party to resolve discovery disputes, if any.

         4.3. Discovery will be completed within sixty days of the Pre-Hearing Conference.

5.       SUBMISSION OF EVIDENCE AND HEARING.

         5.1. The Panel may receive evidence in the form of written statements filed prior to Hearing for cross-examination on such statements or may receive oral testimony at Hearing. Each party shall be entitled to submit rebuttal testimony. The Panel may also permit opening and closing statements of counsel at Hearing.

         5.2. The Panel shall convene for Hearing the evidence and argument of the parties at a time and place to be established by the Panel. The Hearing shall be held no later than thirty days after the close of discovery or thirty days after the Pre-Hearing Conference if there is no discovery.

         5.3. At the Hearing, and for all other purposes related to the Proceeding, the Initiating Party shall be deemed the party seeking affirmative relief, shall go first and shall bear the burdens of proof and of persuasion.

         5.4. The Hearing shall be transcribed.

6.       POST-HEARING PROCEDURES.

         6.1. The Panel may request Post-Hearing briefs and, if it does so, shall establish a schedule for submission of such briefs at the close of Hearing.

         6.2. Within thirty days of the later of the close of the Hearing or its receipt of Post-Hearing briefs, the Panel shall issue a written Decision and Award which shall include findings of fact and explain the reasons for the Decision.

7.       CONFIDENTIALITY.

         7.1. Unless otherwise agreed, the Proceeding and all information and documents relating to it shall be kept confidential by the Parties, the Panel, witnesses and all other persons involved with the Proceeding. Specifically, but without limitation, the Confidential Information of the parties shall be safeguarded and maintained as confidential by all participants in the Proceeding.

8.       COSTS.

         8.1. The Neutral Arbitrator's fees and expenses, and all expenses of the Pre-Hearing Conference, Hearing or any other aspect of the Proceeding not directly attributable to either party, such as the cost of transcription of Panel Hearings and rental of Hearing rooms, shall be borne equally by the parties.

         8.2. The Panel shall in its Decision and Award determine whether and to what extent either party is a prevailing party and entitled to an award of its costs, including attorneys' fees.

9.       MISCELLANEOUS.

         9.1. The parties may agree at any time to depart from these procedures, including the time periods herein established. Although not favored, the Panel may also permit departures from these procedures and time periods absent agreement of the parties to prevent a miscarriage of justice.

         9.2. Until the Neutral Arbitrator is appointed, any issue relating to the Proceeding that is not provided for in these procedures shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. Once the Neutral Arbitrator is appointed, the Panel is empowered to resolve all issues not contemplated by these procedures and upon which the parties cannot agree.

         9.3. The Panel may grant any remedy or relief that it deems just and equitable and within the scope of the agreement of the parties, including, but not limited to, specific performance of a contract, injunctive relief or other equitable relief.

         9.4. These procedures contemplate a two-party Proceeding. If there are more than two parties to a Proceeding, and they are unable by unanimous agreement to align themselves as two parties, each party shall be entitled to all the rights of a party hereunder, including specifically but without limitation the right to appoint a Party Designated Arbitrator, and the Neutral Arbitrator shall have a number of votes as to all matters decided by the Panel equal to the sum of (i) the votes of all Party Designated Arbitrators, and (ii) one.

         9.5. The Panel may, in its discretion, convene and act by conference call for all purposes other than taking oral testimony.

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